Exhibit 10.6

First Amendment to Partial Assignment of Oil and Gas Leases dated February 24, 2009 between Mieka Corporation and Mid East Oil Company

Whereas: Under the terms of that certain Partial Assignment of Oil and Gas Leases (the “Assignment”) dated February 24, 2009 between Mid-East Oil Company (“Mid-East”) and Mieka Corporation (the “Mieka”), Mid-East assigned an 81.25% interest in certain Leases (as such term is defined in the Assignment) to Mieka subject to the terms of an ancillary Letter of Understanding (the “Letter of Understanding”) executed by the parties; and

Whereas: The Letter of Understanding sets forth the following terms in Section 1 thereof (referred to hereinafter as the “Drilling Schedule”):

“Mieka will be required to commence drilling at least one (1) well to the Marcellus formation within two (2) years of the execution date of the agreement.  Mieka will then be required to drill one (1) additional well every eighteen (18) months thereafter until a total of four (4) wells have been drilled.”

Now therefore, the parties hereby acknowledge and mutually agree:

1.           That the Drilling Schedule is hereby amended to remove the requirement that Mieka  drill additional wells subsequent to the first well drilled thereunder to maintain its interest in the Leases under the Assignment; and

2.           That, notwithstanding any requirement to the contrary in the Drilling Schedule, Mieka shall have no responsibility to drill additional wells until such time as Mieka should decide to do so, in its sole discretion.

The foregoing terms are hereby agreed to by and between both parties, Mid East Oil Company and Mieka Corporation, and both parties by their signatures below do hereby further agree that this First Amendment shall, to the extent that the terms hereof may conflict with the Assignment and Letter of Understanding, amend and supersede such agreements.

Mieka Corporation	Mid East Oil Company

BY: /s/ Anita G. Blankenship	BY /s/ Mark A. Thompson
Its: President	Its: President
6/28/2011